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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                                              PRESS RELEASE

FOR MORE INFORMATION, CONTACT:
Glenn A. Forbes
Chief Financial Officer
(203) 341-4264


PLAYTEX PRODUCTS REVISES EARNINGS OUTLOOK CITING SHORT TERM FACTORS

WESTPORT, CT (October 3, 2000) - Playtex Products, Inc. (NYSE: PYX), a leading diversified personal care and consumer products company, today announced that the Company expects earnings for the third quarter of 2000 in the range of $0.05 to $0.07 per share. Quarterly net sales are expected to be comparable to the year ago period. The Company also anticipates that fourth quarter and fiscal 2000 earnings per share and net sales will be impacted by the short-term factors affecting third quarter results. Total net sales are expected to increase over prior year in the mid single digit range for the fourth quarter and in the high single digits for the total year 2000. Earnings per share for the fourth quarter and the full year are expected to be slightly below the prior year levels.

Two primary factors have led to a lower sales and earnings outlook for the third quarter, specifically:

o Unusually unfavorable weather conditions during the summer months in large areas of the country have reduced category retail consumption below normal growth levels, most significantly in Sun Care and, to a lesser extent, in Feminine Care and away-from-home wet wipes. In Sun Care, this has minimized shipments and will impact the returns levels to be recorded in the third quarter. Feminine Care and wet wipes are expected to reflect gains at a lower rate than previously anticipated due to weather-related, slower category growth.

o Infant Care sales growth of approximately 1 percent is lower due to a somewhat slower than anticipated rebound in revenues from defensive initiatives by the Company over the past two quarters in response to competitive launches in many of the Company's infant segments. Marketing investment behind these businesses during the third quarter is expected to result in a slightly higher advertising and promotion ratio.

The fourth quarter results will be impacted by an anticipated reduction in opening orders for the 2001 sun care season, as retailers have indicated a desire to reduce end of year inventory levels. The Company is also assuming a continuation of defensive spending in Infant Care.

Michael R. Gallagher, Playtex's Chief Executive Officer, said "Naturally, we are disappointed that our results will be lower than previously expected. However, our business fundamentals and operating margins remain very strong. In both Feminine Care and Sun Care, we have seen continued market share gains in the third quarter as our businesses significantly outpace lower category growth rates. We have achieved record shares this year in each of these businesses with retail consumption higher by 6 percent in Feminine Care and 9 percent in Sun Care. We are beginning to see the encouraging signs of the rebound in those Infant Care segments impacted by recent competitive activities. We continue to be very positive about the long term prospects for growth in sales and earnings driven by continued market share gains in our core businesses."

Playtex Products will hold a conference call with analysts and investors at 10:00 a.m. ET today. The dial-in number is (703) 871-3073.

The Company plans to announce third quarter earnings on October 18.
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Playtex Products, Inc. is a leading manufacturer and distributor of a diversified portfolio of personal care and consumer products, including PLAYTEX infant feeding products, BINKY, WET ONES, BABY MAGIC, DIAPER GENIE, MR. BUBBLE, PLAYTEX tampons, BANANA BOAT, WOOLITE rug and upholstery cleaning products, PLAYTEX GLOVES, BINACA and OGILVIE.

THE MATTERS DESCRIBED HEREIN CONTAIN FORWARD-LOOKING STATEMENTS THAT ARE MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS INVOLVE A NUMBER OF RISKS, UNCERTAINTIES OR OTHER FACTORS BEYOND THE COMPANY'S CONTROL WHICH MAY CAUSE MATERIAL DIFFERENCES IN ACTUAL RESULTS, PERFORMANCE OR OTHER EXPECTATIONS. THESE FACTORS INCLUDE, BUT ARE NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, INTEREST RATES, COMPETITIVE MARKET PRESSURES, THE LOSS OF A SIGNIFICANT CUSTOMER, RAW MATERIAL AND MANUFACTURING COSTS, CAPACITY LIMITATIONS, THE ABILITY TO INTEGRATE ACQUISITIONS, ADVERSE PUBLICITY AND PRODUCT LIABILITY CLAIMS, CAPITAL STRUCTURE, THE IMPACT OF WEATHER CONDITIONS ON SALES, AND OTHER FACTORS DETAILED IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. READERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE COMPANY ASSUMES NO OBLIGATION TO UPDATE SUCH INFORMATION.

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